Exhibit 10.8

EMPLOYMENT AGREEMENT

AGREEMENT dated as of August 31, 2006, by and between Cross Match Technologies, Inc., a Delaware corporation headquartered in Palm Beach Gardens, Florida (the “Company”), and Elaine K. Dezenski (the “Executive”).

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

1.	Representations and Warranties

The Executive represents and warrants to the Company that as of the Commencement Date, the Executive will not be bound by any restrictive covenants and will have no prior or other obligations or commitments that would in any way prevent, restrict, hinder or interfere with the Executive’s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability.

2.	Employment

The Company will employ the Executive and the Executive accepts employment by the Company on the terms and conditions herein contained.

3.	Duties and Functions

(a) (1) The Executive shall be employed as the Company’s Senior Vice President, Global Government Affairs. The Executive also shall oversee, direct and manage the operations of the Company’s offices in Arlington, VA (the “DC Office”). The Executive shall report directly to the Company’s Chief Executive Officer.

(2) The Executive agrees to undertake the duties and responsibilities inherent in the positions of Senior Vice President, Global Government Affairs and manager of the DC Office, which may encompass different or additional duties as may, from time to time, be reasonably assigned by the Company’s Chief Executive Officer, and the duties and responsibilities undertaken by the Executive may be reasonably altered or modified from time to time by the Company’s Chief Executive Officer provided, however, the Executive’s duties and responsibilities shall be no less than those traditionally inherent in the positions of Senior Vice President, Global Government Affairs and manager of the DC Office. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof that are applicable to the employees of the Company in general.

(b) The Executive will devote her full business time and efforts to the business of the Company and will not engage in consulting work or any trade or business for her own account or for or on behalf of any other person, firm or corporation that competes, conflicts or materially interferes with the performance of her duties hereunder in any way. The Executive may engage in non-competitive business or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive’s responsibilities under this Agreement.

(c) Upon the termination of the employment relationship with the Company for any reason, the Executive shall be deemed to have resigned her position(s) as an officer of the Company and any subsidiaries thereof effective on the date of termination.

4.	Compensation

(a) Base Salary. As compensation for her services hereunder, commencing on September 5, 2006, and continuing during the Executive’s employment as Senior Vice President, Global Government Affairs and manager of the DC Office, the Company agrees to pay the Executive a base salary at the rate of Two Hundred and Fifty Thousand Dollars ($250,000.00) per annum (the “Base Salary”), payable in accordance with the Company’s normal payroll schedule. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Executive’s salary shall be subject to annual review, based on corporate policy and contributions made by the Executive to the enterprise.

(b) Stock Options. The Executive shall be awarded on the Commencement Date options to purchase Two Hundred and Seventy-five Thousand (275,000) shares of Common Stock of the Company (the “Options”) pursuant to the Cross Match Technologies, Inc. Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”). The terms and conditions of the Options shall be governed by a Stock Option Certificate and Agreement substantially in the form attached hereto as Exhibit A, to be executed by the parties hereto.

(c) Business Expenses. In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive during her employment for all reasonable business or entertainment expenses incurred in the performance of her services hereunder in accordance with Company policies in effect from time to time. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

(d) Vacation. The Executive shall be entitled to three weeks of paid vacation during each calendar year in accordance with the Company’s vacation policy.

(e) Fringe Benefits. In addition to the compensation provided for above, the Executive shall be entitled to participation in and to the benefits available generally to Company executives pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, disability, dental, vision, group sickness, accident or health insurance programs of the Company which may now be in effect, or in any other such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, subject to the applicable terms and conditions of the benefit plans in effect at any particular time.

(f) Special Bonus. In addition to the compensation provided for above, the Executive shall be entitled to a one time, lump sum cash signing bonus in the amount of Twenty-five Thousand Dollars ($25,000) (the “Special Bonus”), subject to all applicable withholdings and deductions, payable within five calendar days of the Commencement Date (as defined below). Should Executive voluntarily terminate her employment or be terminated for Cause (as defined, below) within six months of the Commencement Date, the Special Bonus shall be returned to the Company within ten calendar days of the effective date of such termination.

5.	Commencement; Termination

(a) Commencement. The Executive’s employment hereunder shall commence on September 5, 2006, (the “Commencement Date”), and, unless terminated earlier as provided in this Section 5, shall continue until the close of business on the third anniversary of the Commencement Date.

(b) Termination By Executive. The Executive may terminate the employment relationship hereunder at any time for any reason by giving the Company written notice at least forty-five (45) days prior to the effective date of termination. The Company, at its election, may (i) require the Executive to continue to perform her duties hereunder for the full forty-five (45) day notice period, or (ii) terminate the Executive’s employment effective as of any date during such forty-five (45) day notice period, provided that any such acceleration of the termination shall not be deemed to be a termination of the Executive’s employment by the Company without Cause. All compensation and benefits paid by the Company to the Executive shall cease upon the effective date of termination of employment, except for any accrued but unpaid salary through the effective date of such termination, and unpaid Accrued Benefits (“Accrued Benefits” shall mean those benefits described in Sections 4 (c), (d), and (e) through the effective date of such termination).

(c) Termination By Company For Cause. As used in this Agreement, the term “Cause” shall mean termination because of: (1) breach of this Agreement; (2) violation of Company policy; (3) insubordination or willful misconduct; (4) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, dishonesty or breach of trust (which, through lapse of time or otherwise, is not subject to appeal); (5) the Executive’s breach of material duties or willful refusal without proper justification to adequately perform her obligations or duties under this Agreement; (6) except in the performance of her duties, any material disclosure by the Executive to any person, firm, or corporation other than the Company, its subsidiaries, and its and their directors, officers, and employees, of any confidential or proprietary information or trade secret of the Company, any of its subsidiaries, or of any client or customer which has entrusted such confidential information or trade secrets to the Company with the understanding that the confidentiality of such information would be maintained; (7) the Executive’s willful pursuit of activities inimical or otherwise contrary to the best interests of the Company, and which are reasonably likely to result in harm to the Company’s reputation or operations; or (8) in order reasonably to comply with applicable laws and regulations or satisfy the orders, recommendations and/or requirements of any court, regulatory agency, body or official having competent jurisdiction. A termination for “Cause” shall be effective immediately upon notice of termination by the Company to the Executive; provided, however, that if such termination for “Cause” is pursuant to clause (5) or clause (7) of the second sentence of this Section 5(c), the Company shall give the Executive fifteen (15) days written notice prior to terminating the Executive’s employment for “Cause” setting forth the exact nature of any alleged action and the conduct required to cure such breach, and the Executive shall have fifteen (15) days from the giving of such notice within which to cure the alleged cause for termination, unless the Company in its reasonable discretion believes that the action creating the termination for Cause pursuant to clause (5) or clause (7) of the second sentence of this Section 5(c) may not be corrected or cured, in which event such termination shall be effective immediately upon notice of termination by the Company to the Executive. The financial performance of the Company shall not, in and of itself, be a ground for terminating the Executive for Cause. All compensation and benefits paid by the Company to the Executive shall cease upon the effective date of termination of employment, except for any accrued but unpaid Base Salary through the effective date of such termination, and unpaid Accrued Benefits.

(d) Termination By Company Without Cause. Upon written notice, the Company may terminate the Executive’s employment hereunder without Cause. Upon the termination by the Company of the Executive’s employment without Cause, the Executive shall be entitled to her Accrued Benefits and (i) continuation of her Base Salary for a period of six (6) months from the effective date of such termination (the “Severance Period), payable in accordance with the Company’s normal payroll schedule “Salary Continuation”), and (ii) continued vesting of shares subject to the Options on the same basis as if the Executive were employed by the Company during the Severance Period. The Executive shall not be required to mitigate damages or seek employment during the Severance Period and any earnings by the Executive during the Severance Period shall not reduce the Severance Pay or affect the obligations of the Company with respect to the Severance Pay. Notwithstanding anything in this Employment Agreement or the Stock Option Certificate and Agreement (attached as Exhibit A) to the contrary, to the extent required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) and the regulations and guidance issued thereunder, if on the date of termination of the Executive’s employment any stock of the Company is publicly traded on an established securities market or otherwise and the Executive meets the definition of “specified employee” under Section 409A(a)(2)(B)(i) of Code, the Severance Pay shall not commence before the date which is six (6) months after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death); provided, that any Severance Pay the Executive would have otherwise received but for the six (6) month delay in the commencement of payment shall be paid (or in the case of Options, shall vest) in a single lump sum on the date the payment would not violate Section 409A(a)(2)(B)(i), and the remaining Severance Pay shall be in accordance with this Section 5(d).

The Executive shall not be entitled to any amounts to be provided under this Section other than her accrued but unpaid Base Salary through the effective date of termination of her employment and her unpaid Accrued Benefits unless the Employee executes and delivers to the Company a release substantially in the form attached hereto as Exhibit B. The parties hereto acknowledge that the additional payments of benefits to be provided under this Section are to be provided at least in part in consideration for the above-specified release and the restrictions set forth in Section 5(h) of this Agreement and that the Severance Pay shall immediately cease upon violation by the Executive of any of the restrictions referred to in Section 5(h).

(e) Termination for Executive’s Long Term Disability. In the event that the Executive, due to physical or mental health, is unable to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for a period of ninety (90) days in any one hundred eighty (180) day period, the Company may terminate this Agreement. The ability to come to work is one of the essential functions of the Executive’s job. The Executive will not be entitled to receive any compensation following the effective date of termination under this Section except for any accrued but unpaid salary and unpaid Accrued Benefits through the effective date of such termination.

(f) Termination Due To Executive’s Death. This Agreement will terminate immediately upon the Executive’s death and the Company shall not have any further liability or obligation to the Executive, her executors, heirs, assigns or any other person claiming under or through her estate, except with respect to any accrued but unpaid salary and unpaid Accrued Benefits.

(g) Restrictions Following Termination of Employment. The Executive acknowledges that the non-compete and non-solicitation restrictions set forth in Sections 7 and 8 of this

Employment Agreement will remain in full force and effect for the twelve-month period after the effective date of any termination of her employment and the obligations imposed on the Executive under Section 9 of this Agreement and under Exhibit C and Exhibit D shall continue, notwithstanding the termination of the employment relationship between the parties.

6.	Company Property

All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of her employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, the Executive shall return to the Company all such property of the Company.

7.	Non-Competition

(a) The Executive agrees and acknowledges that, in connection with her employment with the Company, she will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company. The Executive further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would inevitably be used or revealed, either directly or indirectly, in any subsequent employment with a competitor of the Company in any position comparable to the position she holds with the Company under this Agreement. In consideration of her employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive agrees that, while she is in the employ of the Company and for a one (1) year period after the effective date of termination of her employment for any reason, she shall not, either on her own behalf or on behalf of any third party, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of, or be connected as a proprietor, partner, stockholder, officer, director, principal, agent, representative, joint venturer, investor, lender, consultant or otherwise with, or use or permit her name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with any business conducted or contemplated by the Company at any time during the twelve (12) month period leading up to the termination and any other business engaged in or contemplated by the Company that the Executive is or has been directly involved with or has business plans to enter during the twelve (12) month period leading up to the termination of the Executive’s employment (the “Business”). It is recognized by the Executive and the Company that the Business is and is expected to continue to be conducted throughout the United States and internationally, and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation provisions set forth in Section 8 below) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by the Executive as a passive investment of not more than one percent (1%) percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(b) The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate interests. The Executive acknowledges that, based upon her education, experience, and training, this non-compete provision will not prevent her from earning a livelihood and supporting herself and her family during the relevant time period.

(c) If any restriction set forth in Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(d) The restrictions contained in Section 7 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of Section 7 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

(e) The provisions of Section 7 shall survive termination or expiration of this Agreement.

(f) The existence of a claim, charge, or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

8.	Non-Solicitation

The Executive agrees that, while she is in the employ of the Company and for a one (1) year period after the termination of her employment for any reason, she shall not, either on her own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly:

(a) Attempt in any manner to solicit from a current client or customer of the Company at any time prior to her termination, business of the type performed by the Company or to persuade any client or customer of the Company to cease to do business or to reduce the amount of business which any such client or customer has customarily done or actively contemplates doing with the Company; or

(b) Recruit, solicit or induce, or attempt to induce, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with the Company or its affiliates.

9.	Confidentiality and Intellectual Property

As a condition of employment, the Executive shall execute the Company’s Nondisclosure and Confidentiality Agreement in the form attached hereto as Exhibit C, and the Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit D, which all Company employees are required to execute.

10.	Publicity

Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

11.	Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by her.

12.	Entire Agreement

This Agreement and the exhibits attached hereto contain the entire understanding of the Executive and the Company with respect to employment of the Executive and supersede any and all prior understandings, written or oral, except any confidentiality or non-disclosure agreements and stock option agreement(s) between the Executive and the Company. In the event of any conflict between the Stock Option Agreement and this Agreement, the language in the Stock Option Agreement shall control. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that she has carefully read all of the provisions of this Agreement and that she voluntarily and knowingly enters into said Agreement.

13.	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

14.	Governing Law and Submission to Jurisdiction

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

15.	Arbitration

The parties agree that any controversy, claim or dispute arising out of or relating to this Agreement, or the breach thereof, except as discussed herein or arising out of or relating to the employment of the Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration before a single arbitrator in Palm Beach Gardens, Florida in accordance with the employment dispute resolution rules of JAMS/Endispute. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company to which the Executive has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company from going to court to seek injunctive relief to prevent the Executive from violating the obligations established in Sections 6 through 9 of this Agreement or any agreements referred to therein.

16.	Notices

Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or the date of delivery if delivered by prepaid telegram, telex or telecopy with electronically generated confirmation receipt or if delivered by national overnight delivery service company which tracks deliveries, with all charges paid and proof of receipt requested. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

17.	Indemnification

The Company shall indemnify and hold harmless the Executive for any liability incurred by reason of any act or omission performed by the Executive while acting in good faith on behalf of the Company and within the scope of the authority of the Executive pursuant to this Agreement and under the rules and policies of the Company to the extent applicable to officers and/or directors in the Company’s Certificate of Incorporation and By-Laws as in effect from time to time.

18.	Miscellaneous

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date first identified above.

CROSS MATCH TECHNOLOGIES, INC.

By:	/s/ James W. Ziglar
Name:	James W. Ziglar
Title:	President & CEO

ELAINE K. DEZENSKI

/s/ Elaine K. Dezenski

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